EXHIBIT 3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MEDCLEAN TECHNOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

MedClean Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on February 23, 2009.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the number of shares set forth in ARTICLE FOURTH to:

"FOURTH.  Shares

The  aggregate  number of shares which the  Corporation  shall have the authority to issue is Three Billion Five Hundred Sixty Million  (3,560,000,000)  shares, of which Three Billion Five Hundred Million (3,500,000,000)   shares shall be shares of Common Stock of a par value of $0.0001 each, and Sixty Million (60,000,000) shares shall be shares of  Preferred  Stock of a par value of $0.0001 each."

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the 21st day of April, 2009 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

MEDCLEAN TECHNOLOGIES, INC.

/s/ Kevin Dunphy

Kevin Dunphy, Chief Financial Officer